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                                                                    Exhibit 99.1

Text of press release dated July 1, 2002:

I-many Announces Repurchase of Preferred Stock

PORTLAND, Me., Jul 1, 2002 (BUSINESS WIRE) -- I-many, Inc. (NASDAQ: IMNY), the leader in enterprise contract management and trade management solutions, announced today that it has mutually agreed to redeem all of its outstanding shares of Series A Convertible Preferred Stock, which had been issued as the second tranche of its February 2002 private placement.

In the first tranche of the private placement, I-many issued 1,100,413 shares of common stock at a purchase price of $7.27, for which the Company received gross proceeds of $8,000,000. The second tranche involved the sale of shares of I-many's Series A Convertible Preferred Stock, which were convertible into shares of common stock according to an established formula, together with warrants to purchase common stock. The Company and the purchasers of the Series A Convertible Preferred Stock agreed that the shares of preferred stock would not be converted into common stock and the Company accordingly agreed to repurchase the shares and the associated warrants for an amount equal to the original purchase price.

As a result of this agreement, the preferred shares will be redeemed as of July 1, 2002 and the purchase price of $17 million (reflected as an asset on I-many's balance sheet as of March 31, 2002 as restricted cash) will be returned to the investors. The Series A Redeemable Convertible Preferred Stock (reflected as a liability on the March 31, 2002 balance sheet) and the associated warrants will be cancelled.

"The original transaction enabled I-many to achieve its goal of enhancing the company's financial flexibility and strengthen what was an already solid balance sheet with minimal impact to the common shareholders," said A. Leigh Powell, President and CEO of I-many. "Having issued $8 million of common stock at a price per share of $7.27, we do not feel conversion of the remaining $17 million at current prices to be in the best interests of our shareholders. I-many remains well positioned for future growth and continued leadership in the rapidly growing market for Contract Management solutions."

About I-many

I-many (NASDAQ: IMNY) is the leading provider of enterprise contract management and trade management solutions. The company's solutions automate contracting processes, ensure contract compliance and track contract performance resulting in higher contract revenues and reduced operating costs. More than 200 life science, consumer goods, food service and manufacturing companies use I-many solutions. For more information, visit the company at http://www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the length of the sales cycle for the Company's products and other risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:
I-many
Kevin Collins, 207/228-2213
kcollins@imany.com
or
I-many Investor Relations
J. Casey Faiman, 207/228-2443
cfaiman@imany.com